Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2013 relating to the financial statements and financial highlights which appears in the December 31, 2012 Annual Report to Shareholders of Hewitt Money Market Fund, the Fund comprising Hewitt Series Trust, which is also incorporated by reference into the Registration Statement.

We also consent to the incorporation by reference of our report dated February 22, 2013, relating to the financial statements and financial highlights which appears in the December 31, 2012 Annual Report to Interest holders of the Money Market Master Portfolio, a portfolio of Master Investment Portfolio, which are also incorporated by reference into the Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 30, 2013